UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2008

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

1333 South Clearview Parkway Jefferson, Louisiana (Address of principal executive offices)	70121 (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers
(e)	Amendments to the Retention Plan. On August 1, 2008, the Board of Directors of Stewart Enterprises, Inc. (the “Company”) amended the Company’s Retention Plan (the “Plan”).

The Plan was adopted by the Board of Directors of the Company on June 18, 2008 to encourage the continued employment of key management personnel, including the executive officers, in the event of an impending change of control of the Company and to alleviate concerns about the possible loss of employment upon a change of control. The material terms of the Plan were reported in a report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2008 (the “Prior 8-K”).

The Plan amendments adopted by the Board of Directors on August 1, 2008 name additional key management employees as participants in the Plan. The Board determined that it was in the best interests of the Company to take action to ensure that the Company would be able to retain the services of these additional valued employees through any possible sale of the Company.

The Prior 8-K announcing the adoption of the Plan reported that, if all participants were terminated without Cause or resigned with Good Reason (as “Cause” and “Good Reason” are defined in the Plan), the total cost of the Plan based on current compensation levels would be approximately $10.6 million. This total included a cost of approximately $2.4 million applicable to payments to Thomas J. Crawford, President and Chief Executive Officer, and Thomas M. Kitchen, Senior Executive Vice President and Chief Financial Officer, which will only be paid if they are not provided with more favorable benefits through Employment Agreements. As a result of the August 1, 2008 amendment adding additional participants, the total cost, if all participants were to be terminated, will increase by approximately $5.9 million for a total cost of approximately $16.5 million ($14.1 million excluding the benefits to Messrs. Crawford and Kitchen).

The description of the agreement above is a summary only and is qualified in its entirety by the reference to the terms of the respective agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended July 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
August 6, 2008	/s/ Angela M. Lacour
Angela M. Lacour
Vice President Corporate Controller Chief Accounting Officer